UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 4, 2007

Image Entertainment, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-11071	84-0685613
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20525 Nordhoff Street, Suite 200, Chatsworth, California		91311
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	818-407-9100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

We entered into a three-year Loan and Security Agreement (the "Agreement") dated as of May 4, 2007, with Wachovia Capital Finance Corporation (Western) ("Wachovia"). The Agreement provides Image Entertainment, Inc. with an up to $15 million revolving line of credit, with an accordion feature to increase such amount to $20 million at our option, subject to the terms and conditions of the Agreement. Actual borrowing availability is based on eligible trade accounts receivable levels.

Borrowings bear interest at either the Prime Rate plus up to 0.25% or, at our option, LIBOR plus up to 2.25%, subject to minimum borrowing levels. The level of interest rate margin to Prime or LIBOR is dependent upon our future financial performance as measured by EBITDA, earnings before interest, taxes, depreciation and amortization, as defined in the Agreement. The targets under the Agreement exempt certain expenses, including costs incurred in our corporate sale process.

The Wachovia revolving credit facility replaces the existing facility with Wells Fargo Foothill, Inc.

The Agreement is subject to early termination fees, based upon the initial maximum facility amount of $15 million, of 1% if terminated within the first year of the term and 0.75% if terminated thereafter through the end of the three-year term.

The Agreement imposes restrictions on such items as encumbrances and liens, payment of dividends, other indebtedness, stock repurchases and capital expenditures. Any outstanding borrowings are secured by our assets. The Agreement also requires us to comply with minimum financial and operating covenants.

We currently have no borrowings under the new Wachovia revolving credit facility.

Unless otherwise required by law, we disclaim any obligation to publicly release any updates or any changes in our expectations or any change in events, conditions or circumstances on which any forward-looking statements contained in this report are based.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Image Entertainment, Inc.

May 7, 2007	By:	Jeff M. Framer

Name: Jeff M. Framer
Title: Chief Financial Officer